CONFIDENTIAL TREATMENT REQUESTED
EXHIBIT 10.35
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is executed on March 15, 2006 with an effective date as of March 24, 2006 (“Effective Date”), by and between Silicon Image, Inc., a Delaware corporation maintaining its principal place of business at 1060 E. Arques Ave., Sunnyvale, California 94085 (“Company”) and Dr. David D. Lee (“Dr. Lee”).
WHEREAS, Dr. Lee was a founder of the Company, and has served as the Company’s Chief Executive Officer and Chairman of the Board;
WHEREAS, after more than eleven years of service to the Company, Dr. Lee has expressed a desire to transition from full-time employment by the Company and has agreed with Company to continue to advise and provide consulting services to the Company, and also pursue other interests;
WHEREAS, Dr. Lee is willing to perform such services, on the terms set forth below;
WHEREAS, Dr. Lee is working with the Business Strategy Committee of the Board of Directors of the Company (the “Business Strategy Committee”) and the Chief Executive Officer, has substantial knowledge of the Company’s technology and strategy, and may continue to have access to confidential information of Company, and therefore agrees to the non-competition provision in Section 13 below;
NOW THEREFORE, in consideration of the mutual promises contained herein, Company and Dr. Lee agree as follows:
1.	Termination of Employment.
A.	Effective as of the Effective Date, Dr. Lee resigns as an employee of Company, and the Severance Agreement (as defined in Section 19 below) between Company and Dr. Lee is terminated as set forth in Section 19. Company agrees that the indemnity agreement entered into as of November 25, 2002 by Company and Dr. Lee (the “Indemnity Agreement”) will continue to remain in effect, in accordance with its terms, after the Effective Date. Furthermore, Company agrees that any other indemnification and exculpation provisions set forth in Company’s Certificate of Incorporation and By-Laws, and any other indemnification and exculpation provisions existing on the Effective Date, shall remain in full force and effect with respect to Dr. Lee in accordance with their terms.

B.	Dr. Lee’s resignation from employment by the Company as of the Effective Date will not result in any acceleration of his existing options to purchase shares of the Company’s stock. Stock options previously granted to Dr. Lee by the Company will continue to vest while Dr. Lee renders services hereunder and remain exercisable according to their terms, provided that upon termination of his Agreement, Dr. Lee’s post-termination exercise period (other than the applicable period for cause, death or disability) shall be nine (9) months; provided further that if Dr. Lee is terminated pursuant to Dr. Lee’s purported violation of Section 13 below, Dr. Lee’s post-termination exercise period shall be reduced to three (3) months. Dr. Lee expressly acknowledges that Dr. Lee has consulted his personal tax advisor as to the effect of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company has consulted with its tax advisors regarding Section 409A.

C.	For a period of eighteen months following the Effective Date of this Agreement, (a)

Company will reimburse Dr. Lee for COBRA premiums actually paid by Dr. Lee for Dr. Lee and his eligible family members to continue to receive medical insurance coverage at a level commensurate with the coverage provided to Dr. Lee immediately prior to the Effective Date, or at Dr. Lee’s election the Company will make a lump sum payment equal to the eighteen month COBRA premium so that Dr. Lee may purchase medical insurance coverage; provided, that the foregoing obligation shall cease if a third party commences payment of Dr. Lee’s COBRA or medical insurance premiums, and (b) Company will provide Dr. Lee with administrative assistant support.
2.	Services: Dr. Lee agrees to perform the services described in Exhibit A (the “Services”), and to devote such time as is reasonably necessary to perform the Services. Dr. Lee will perform all Services in a diligent and good faith manner and Company will work in good faith to support Dr. Lee’s work in connection with such Services.

3.	Payment for Services: Company will pay Dr. Lee the fees set forth in Exhibit A for the performance of the Services during the term of this Agreement.

4.	Term: This Agreement will commence on the Effective Date and will continue until the first anniversary of the Effective Date or until termination as provided in Section 14 below. This Agreement may be extended for an additional year upon mutual written agreement of the parties hereto.

5.	Relationship of Parties: Dr. Lee will perform the Services under the general direction of Company’s Chief Executive Officer. Dr. Lee, however, will determine in Dr. Lee’s sole discretion the manner and means by which the services are accomplished, subject to the express condition that Dr. Lee will at all times comply with applicable law. Dr. Lee is an independent contractor without authority to bind Company by contract or otherwise, and neither Dr. Lee nor Dr. Lee’s employees and agents are agents or employees of Company.

6.	Time Commitment: It is anticipated that Dr. Lee will spend at least eighty percent (80%) of his work time, calculated on a quarterly basis, on the Services covered by this Agreement. Company recognizes that the term of this Agreement will be a transition period that will allow Dr. Lee to transition to other employment, and that this Agreement is not intended to preclude Dr. Lee from working on other matters, subject to the terms and conditions of this Agreement.

7.	Employment Taxes and Benefits: Dr. Lee acknowledges and agrees that Dr. Lee is obligated to report as income all compensation received by Dr. Lee pursuant to this Agreement, and Dr. Lee will indemnify, hold harmless and, at Company’s request, defend Company and Company’s subsidiaries, affiliates, directors, officers, employees, agents and independent contractors to the extent of any obligation imposed on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Dr. Lee by Company pursuant to this Agreement.

8.	Indemnification:
A. Dr. Lee will indemnify, hold harmless Company against all claims, liabilities, damages, losses and expenses, including but not limited to reasonable attorneys’ fees and costs of suit, finally adjudicated to have arisen out of Dr. Lee’s gross negligence and willful misconduct or any violation of Section 9 below; provided however, that Dr. Lee shall not be obligated to indemnify Company for: (i) settlements entered into without first obtaining Dr. Lee’s written consent; provided such consent shall not be unreasonably withheld; (ii) any action taken at the express direction of Company; or (iii) to the extent such indemnification is adjudicated to be unlawful.
B. Company will defend, indemnify and hold harmless Dr. Lee from and against all claims, liabilities, damages, losses and expenses arising out of Dr. Lee’s lawful actions under the Agreement that are taken at the direction of the Company; provided however, that the Company shall not be obligated to defend, indemnify or hold harmless Dr. Lee under this Agreement for: (i) any matter for which Dr. Lee is obligated to indemnify the Company pursuant to Section 8(A) above; (ii) proceedings and claims initiated or brought voluntarily by Dr. Lee and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors of the Company or brought to establish or enforce a right to indemnification arising under this Agreement or any statute or law or otherwise, but such indemnification may be provided by Company in specific cases if the Board finds it appropriate, (iii) settlements entered into without the Company’s authorization and prior written consent; (iv) an action for an accounting of profits realized by Dr. Lee in violation of Section 16 of the Securities Exchange Act of 1934 or other similar law; or (v) to the extent such indemnification is adjudicated to be unlawful. As a condition of Company’s obligations under this Section 8.B (collectively, “Company Indemnification Obligations”), Dr. Lee will (1) provide Company with prompt written notice of any claim, liability, damage, loss or expense (collectively, “Claim Against Dr. Lee”) that will give rise to Company Indemnification Obligations (provided that any failure to provide such prompt written notice shall only limit coverage to the extent Company is prejudiced by such failure to provide prompt written notice), (2) permit Company to have sole control of the defense, settlement, adjustment or compromise of any such Claim Against Dr. Lee; provided, that (a) Company will not make any acknowledgment of culpability on Dr. Lee’s behalf without Dr. Lee’s consent, and (b) Dr. Lee may secure his own legal representation at his sole expense, who shall not control or participate in the defense, provided further that if the Company and Dr. Lee are named as co-defendants in an action and there is a conflict of interest that prevents the Company from representing Dr. Lee in such action then, solely with respect to the issues where such conflict of interest exists, Company will no longer control Dr. Lee’s defense in such action and will pay for the reasonable fees and expenses of Dr. Lee’s counsel in such action, and (3) provide Company with all reasonable assistance (which shall not be construed to include the payment of funds by Dr. Lee) in the defense, settlement, adjustment or compromise of any Claim Against Dr. Lee. Nothing herein shall limit Company’s obligations existing as of the Effective Date (including obligations with respect to facts and circumstances occurring after the Effective Date) to indemnify Dr. Lee outside of this Agreement, including under the Indemnity Agreement.
9.	Proprietary Information: The product of all work performed under this Agreement for Company (“Work Product”), will be the sole property of Company, and Dr. Lee hereby assigns to Company all right, title and interest, including but not limited to all patent rights (including rights in any patent application of Company in which Dr. Lee is listed as an inventor), copyright, mask work rights, trade secret rights and other proprietary rights therein. During and after the term of this Agreement Dr. Lee will assist Company and its nominees in every proper way, at Company’s expense, to document, secure, maintain and defend for Company’s own benefit in any and all countries all copyrights, patent rights, mask work rights, trade secret rights and other proprietary rights in and to the Work Product. Since the Work Product is the sole property of Company, Dr. Lee will not seek to charge or demand payment outside of this Agreement for Company use of Work Product or other exploitation of its ownership rights in the Work Product.

10.	Other Information: Dr. Lee acknowledges that Company has not asked him to use any other party’s confidential or proprietary information to perform the Services.
11.	LIMITATION OF LIABILITY.
A.      IN NO EVENT WILL DR. LEE BE LIABLE TO COMPANY FOR ANY LOSS, DAMAGES, CLAIMS OR COSTS WHATSOEVER FOR CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, ANY LOST PROFITS OR LOST SAVINGS, ANY DAMAGES RESULTING FROM BUSINESS INTERRUPTION OR ANY PUNITIVE DAMAGES EVEN IF DR. LEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, DAMAGES, CLAIMS OR COSTS. THE FOREGOING LIMITATIONS AND EXCLUSIONS APPLY TO THE EXTENT PERMITTED BY APPLICABLE LAW. DR. LEE’S AGGREGATE LIABILITY AND THAT OF HIS AFFILIATES AND SERVICE PROVIDERS UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING UNDER ANY INDEMNITY SET FORTH IN THIS AGREEMENT) WILL BE LIMITED TO THE AMOUNT PAID TO DR. LEE UNDER THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IN THE EVENT OF A FUNDAMENTAL OR MATERIAL BREACH OR A BREACH OF THE FUNDAMENTAL OR MATERIAL TERMS OF THIS AGREEMENT.
B.      IN NO EVENT WILL COMPANY BE LIABLE TO DR. LEE FOR ANY LOSS, DAMAGES, CLAIMS OR COSTS WHATSOEVER FOR CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, ANY LOST PROFITS OR LOST SAVINGS, ANY DAMAGES RESULTING FROM BUSINESS INTERRUPTION OR ANY PUNITIVE DAMAGES EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, DAMAGES, CLAIMS OR COSTS. THE FOREGOING LIMITATIONS AND EXCLUSIONS APPLY TO THE EXTENT PERMITTED BY APPLICABLE LAW. COMPANY’S AGGREGATE LIABILITY (IN ADDITION TO COMPENSATION PAYMENTS TO BE MADE TO DR. LEE HEREUNDER) AND THAT OF ITS AFFILIATES AND SERVICE PROVIDERS UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING UNDER ANY INDEMNITY SET FORTH IN THIS AGREEMENT) WILL BE LIMITED TO $1,000,000. THIS LIMITATION WILL APPLY EVEN IN THE EVENT OF A FUNDAMENTAL OR MATERIAL BREACH OR A BREACH OF THE FUNDAMENTAL OR MATERIAL TERMS OF THIS AGREEMENT. THE LIMITATION SET FORTH IN THIS SECTION 11(B) SHALL NOT APPLY TO COMPANY’S OBLIGATIONS UNDER DR. LEE’S OPTIONS, INDEMNITY AGREEMENT OR EXCULPATION OR INDEMNITY PROVISIONS OF COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS.
12.	Confidentiality: Dr. Lee will not, during or for a period of two and one-half years following the termination of this Agreement, directly or indirectly (a) use any of Company’s Confidential Information for the benefit of anyone other than Company, or (b) disclose any of Company’s Confidential Information to anyone other than an employee or independent contractor of Dr. Lee who is obligated by written contract to protect the confidentiality thereof and requires such information to perform hereunder, or an employee, director, attorney or agent of Company, or a person designated by Company as an authorized recipient of Company’s Confidential Information. Company’s Confidential Information includes without limitation all confidential information related to the Services, Company’s confidential know-how, all information regarding Company not known to the general public, and all confidential information disclosed to Company by third parties (whether acquired or developed by Dr. Lee during Dr. Lee’s performance under this Agreement or disclosed by Company employees). Confidential Information does not include information which (c) is known to Dr. Lee at the time of disclosure to Dr. Lee by Company, (d) has become publicly known through no wrongful act of Dr. Lee, (e) has been rightfully received by Dr. Lee from a third party who is authorized to make such disclosure, or (f) has been independently developed by Dr. Lee other than pursuant to this Agreement.

13.	Non-Competition: Dr. Lee agrees not to solicit the services of any of Company’s employees during the term of this Agreement. In addition to not soliciting the services of Company’s employees, Dr. Lee agrees not to make a job offer to any Company employees while they are employed by Company during the term of this Agreement. During the term of this Agreement Dr. Lee shall not Compete With The Company in any geographic area where the Company or any subsidiary of the Company engages in business or maintains sales or service representatives or employees. “Compete With The Company” means, directly or indirectly, to engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (other than a 1% or less passive interest in a publicly traded company), or participate in the financing, operation, management, or control of, any person, firm, corporation or business that engages in a “Restricted Business”, as such term is defined hereafter. “Restricted Business” shall mean any business that is engaged or involved in (or, to Dr. Lee’s knowledge after due inquiry, planning or preparing to engage or become involved in) research, development, production, marketing, leasing, selling or servicing any product, product line or service (but does not include a company that has multiple divisions or business units, and where the product or services are related to a division or unit for which Dr. Lee provides no direct or indirect services or oversight, and for which Dr. Lee does not have any other decision making responsibility) that competes, or would compete, with any product, product line or service that is being designed, developed, manufactured, marketed or sold by the Company or any subsidiary of the Company (or, to Dr. Lee’s knowledge with a product or service that the Company or any such subsidiary is planning or preparing to design, develop, manufacture, market or sell). In the event that Company decides not to pursue an opportunity presented to Company by Dr. Lee, Dr. Lee shall have the right to request that the Company’s Board of Directors (the “Board”) determine whether or not Dr. Lee’s pursuit of such opportunity would result in a violation of the foregoing provisions of this Section 13. Notwithstanding the foregoing, the Company is aware of Dr. Lee’s position on the board of directors of, and Dr. Lee’s investment in, Synerchip Co., Ltd. and, provided Dr. Lee complies with the guidelines adopted by the Company’s Board of Directors for this purpose and attached hereto as Exhibit B, such service and investment will not be considered to Compete With The Company.
14.	Termination: Dr. Lee may immediately terminate this Agreement upon Company Cause. “Company Cause” means any breach of this Agreement, if such breach causes material harm to Dr. Lee. The Company may immediately terminate this Agreement upon Dr. Lee Cause. “Dr. Lee Cause” means (i) any breach of this Agreement, if such breach causes material harm to the Company; (ii) any gross negligence or willful misconduct by Dr. Lee in Dr. Lee’s performance of Services that causes harm to the Company; (iii) Dr. Lee’s repeated failure to diligently perform Services in a reasonable manner pursuant to this Agreement; (iv) Dr. Lee’s commission of a crime carrying a minimum sentence of one year as determined under the laws of any nation or political subdivision thereof in which such occurs (or is deemed to occur) or violation of the Foreign Corrupt Practices Act or successor or replacement legislation that results in liability to Company; (v) Dr. Lee’s commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties owed to the Company; or (vi) Dr. Lee’s abuse of alcohol or controlled substances that has a detrimental effect upon Dr. Lee’s performance of Services. If Dr. Lee claims he has satisfied a Milestone and the Business Strategy Committee determines that Dr. Lee has not satisfied the Milestone, Dr. Lee may terminate the Agreement but shall not be entitled to any further Milestone payments. Dr. Lee may terminate this Agreement upon any of the events set forth in clauses (a) through (e) of Section 18.1 of Company’s 1999 Equity Incentive Plan, as amended, other than a transaction in which each of the following are true (i) the stockholders of Company before the transaction own more than 40% of the outstanding shares of the combined company, and (ii) members of the Board of Directors of Company prior to the announcement of the transaction represent a majority of the directors following such transaction.

15.	Effect of Termination: Upon the termination of this Agreement pursuant to Section 14 or upon expiration of the term of this Agreement, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination under this Agreement, as applicable, except that any such termination shall not relieve Dr. Lee or Company of their respective obligations and agreements under any of Sections 1, 3, 7, 8, 9, 10, 11, 12, 14, 15, 17 , 18 and 19 hereof, nor shall any such termination relieve Dr. Lee or Company from any liability arising from any breach of this Agreement, provided, however if this Agreement is terminated by either party pursuant to Section 14, Company shall not be obligated to pay for any Services that have not been rendered or any milestones set forth in Exhibit A that have not been accomplished.

16.	Assignment: The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, since Company has specifically contracted for Dr. Lee’s services, Dr. Lee may not assign or delegate his obligations under this Agreement either in whole or in part without the prior written consent of Company.

17.	Governing Law; Severability: This Agreement shall be governed by and construed in accordance with the laws of the State of California. Both parties agree that arbitration between the parties will take place in Santa Clara County, California and further agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum. The decision of such arbitration may be enforced by the party in whose favor it is given in any court with jurisdiction over the party against whom enforcement is sought. If any provision of this Agreement other than those provisions relating to the assignment of rights to the Company is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.

18.	Export: Dr. Lee will not export outside the United States, if a United States citizen, or re-export, if a foreign citizen, any Confidential Information or direct product thereof, except as permitted by the laws and regulations of the United States and as directed by Company. Company shall not direct Dr. Lee to export outside the United States any Confidential Information or direct product thereof, except as permitted by the laws and regulations of the United States.

19.	Complete Understanding; Modification; Waiver of Benefits under Severance Agreement: This Agreement constitutes the full and complete understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior understandings and agreements relating to such subject matter. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto. Where there is a conflict between the terms and conditions of this Agreement and Exhibit A, the terms of this Agreement will control. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Dr. Lee hereby waives any benefits under that certain August 15, 1997 Amended and Restated Severance Agreement between Dr. Lee and Company as amended on January 24, 2000 and March 29, 2001 (collectively, the “Severance Agreement”), and such agreement (including amendments to such agreement) is hereby terminated without any obligation being owed to the other other than as set forth herein.

20.	Notices: Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party may specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or three (3) days after the date of mailing if sent by certified or registered mail.

21.	Reporting: Dr. Lee will report to the Chief Executive Officer and/or the Board on the status of Dr. Lee’s performance hereunder upon Company’s request and shall make a report to the Business Strategy Committee on a quarterly basis of the plans described in the milestones set forth in Section II of Exhibit A.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

COMPANY	CONSULTANT

Silicon Image, Inc.	Name: David D. Lee

1060 E. Arques Ave.	Address Omitted

Sunnyvale, California 94085

Signature: /s/ Steve Tirado	Signature: /s/ David D. Lee

Name: Steve Tirado

Title: Chief Executive Officer

Exhibit A – Statement of Work
Exhibit B – Guidelines for Dr. Lee’s Investment and Service with Synerchip Co., Ltd.

Exhibit A
Statement of Work
This Statement of Work is pursuant to the Consulting Agreement (the “Agreement”) effective as of March 24, 2006 between Silicon Image, Inc. and David D. Lee (“Dr. Lee”). All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement. This Statement of Work shall be governed by all the terms and conditions of the Agreement.
I. Services to be Provided: Dr. Lee shall render such services as may be necessary to complete in a professional manner the projects described as follows:
•	Assist in successful transition of relationships and strategy formulation activities for CEO.

•	Attend meetings of the Company’s board of directors to which Dr. Lee has been invited by the Company’s board of directors.

•	Assist the Company in maintaining and improving Company communications [***]

•	Assist in the development of relationships for Simplay Labs, LLC [***]

•	[***]

•	[***]

•	Assist the Company in the development of the UDI 1.0 standard and test specification.

•	Assist [***] to complete the development of [***]

•	[***]
Company will provide commercially reasonable resources to assist in the provision of the foregoing services.
II. Fee Schedule: Dr. Lee shall be paid $40,000 per month during the term of the Agreement. Dr. Lee agrees that any reimbursable travel and entertainment expenses are to be invoiced to Company at cost and must be in accordance with Company’s travel and expenses policy.
Dr. Lee shall also be paid as set forth below for accomplishment of the milestones set forth below by their applicable Due Dates:
1.	Milestone #1: [***] Payment: $125,000 upon accomplishment of Milestone #1 by July 15, 2006

2.	Milestone #2: [***] Payment: $250,000 upon accomplishment of Milestone #2 by October 15, 2006

3.	Milestone #3:
[***]
Payment: $125,000 upon accomplishment of Milestone #3 by December 31, 2006 The Business Strategy Committee shall act in good faith in determining whether to accept or reject a plan presented by Dr. Lee.

*** Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

The Business Strategy Committee shall act in good faith in determining whether to accept or reject a plan presented by Dr. Lee.
III. Counterparts: This Statement of Work may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
IN WITNESS WHEREOF, the parties hereto have signed this Statement of Work as of the date first written above.

COMPANY	DR. LEE

Silicon Image, Inc.	Name: David D. Lee

1060 E. Arques Ave.	Address Omitted

Sunnyvale, California 94085

Signature: /s/ Steve Tirado	Signature: /s/ David D. Lee

Name: Steve Tirado

Title: Chief Executive Officer

Exhibit B
Guidelines for Dr. Lee’s Investment and Service with Synerchip Co., Ltd. (“Synerchip”)
Dr. Lee agrees not to disclose Company confidential information to Synerchip or Synerchip confidential information to Company, without the express consent of the party owning the confidential information.
If Dr. Lee is asked by Company or Synerchip to negotiate a deal with the other party, Dr. Lee agrees to disclose that request, and his role in the negotiations, to the other party.

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